SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 17, 2011
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5887 Copley Drive
San Diego, California 92111
(Address of Principal Executive Offices)

(858) 882-6005
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 17, 2011, Leap Wireless International, Inc. (“Leap”) and Cricket Communications, Inc. (“Cricket”) (collectively, the “Company”) entered into a Retirement and Employment Transition Agreement (the “Agreement”) with Albin F. Moschner, the Company’s Chief Operating Officer.
     Under the Agreement, Mr. Moschner will serve as the Company’s Chief Operating Officer until January 31, 2011, after which he will provide consulting services to the Company for a period of eighteen months. For his consulting services, the Company will pay Mr. Moschner a fee of $79,167 per month as well as for the cost of continued heath care coverage for Mr. Moschner and his eligible dependents. In addition, Mr. Moschner’s unexercised equity awards will continue to vest and be exercisable under the terms of the Company’s equity incentive plan and the respective award agreements pursuant to which they were granted. In the event that Mr. Moschner’s consulting services were terminated by the Company before the end of the eighteen-month period, the Company would pay Mr. Moschner the remaining consulting fees due under the Agreement and would continue to pay for the cost of continued health care coverage for remaining period.
     The foregoing description is qualified in its entirety by reference to the Retirement and Employment Transition Agreement, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Retirement and Employment Transition Agreement dated January 17, 2011, among Albin F. Moschner, Leap Wireless International, Inc. and Cricket Communications, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: January 21, 2011	By	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retirement and Employment Transition Agreement dated January 17, 2011, among Albin F. Moschner, Leap Wireless International, Inc. and Cricket Communications, Inc.